Exhibit 10.5

Miguel Patricio

Dear Miguel:
I am pleased to share our offer with you on the opportunity to lead the Kraft Heinz Company. We are confident that you, your skills and experience will be a terrific addition to the team. The purpose of this letter is to briefly summarize the details of our offer.
Position:     Chief Executive Officer

Location:     Chicago/AON Center

Annual Base Salary: $1,000,000 (one million US dollars gross prior to applicable taxes and deductions, payable over 26 bi-weekly periods). This position is banded B01 and is exempt from the overtime provisions of the Fair Labor Standard Act.

Performance Bonus Plan
You will be eligible to participate in the Performance Bonus Plan as provided by the plan terms. This bonus opportunity is based on your base salary and attainment of specific key financial goals and performance objectives. The bonus target award for your position is 300% of your actual base salary and therefore is prorated based on hire date.
The PBP may be adjusted from year to year and is operated at the discretion of the Employer. When the Employer decides to pay a bonus in any year, the Employee may not derive any rights to a bonus for the future.

Bonus Swap
You are eligible to participate in the Bonus Swap Program in future years contingent upon the approval of the Program by the Kraft Heinz Board of Directors. The Bonus Swap Program allows eligible employees to invest a portion of their annual bonus towards the purchase of shares of Company stock. The Company will then grant a matching contribution in the form of Restricted Stock Units (RSUs), based on a standard contribution formula. These RSUs will cliff vest 3 years from the Grant Date.

Special Incentive Payment*
As an incentive to join the Company, you will be eligible to receive a one-time, lump sum payment in the amount of $1,000,000 (one million US dollars), less applicable taxes and deductions, payable in the next payroll cycle following your start date. The Special Incentive Payment received is subject to the repayment agreement** below which provides the details of your repayment obligations.

Long Term Incentive
As agreed with the Board of Directors, you will receive the discretionary equity awards as outlined in Addendum A of this document.

Company Benefits
Effective on your start date, you will be eligible to participate in the Kraft Heinz Benefit Package for salaried employees. You will be provided additional information on or before your start date.

Paid Time Off Entitlement
You will be eligible to receive 28 days of PTO per calendar year, as provided by the Company’s Paid Time Off (PTO) policy. The actual number of days of PTO will be prorated based on your start date.
The Kraft Heinz PTO policy accrues PTO days based on the calendar year. Employees earn PTO days as the year passes based on their PTO allotment. Our policy allows employees the flexibility to schedule and take PTO days before they are accrued based on the agreement that those days will be paid back to the company should you leave the company before accruing the days taken.

Repayment Agreement**
By accepting this offer of employment from the Company, I, (Miguel Patricio) acknowledge and agree that it is my obligation to repay to the Company any special payments made to me or on my behalf as part of the employment offer (e.g. sign-on incentive payments, and other such payments marked with an “*” above) in the event that within three years from the date of hire I (a) voluntarily terminate my employment or (b) am terminated by the Company for cause - “cause” being defined to include violation of Company policies and procedures, abandonment of my position, neglect or willful misconduct in the performance of my duties, any intentional omission or misrepresentation in connection with my application for employment, or any action or inaction which causes or has the potential to cause harm to the Company, its people, assets or brands (the “Obligation”) provided; however, that the amount of the Obligation I am obligated to repay to the Company shall be 100% of those special payments if I am terminated as provided in sections (a) or (b) above within the 1st and 12th months following my start date, 67% of those special payments for such termination occurring within the 13th and 24th months or 33% of those special payments for such termination occurring within the 25th and 36th months following my start date. Further, by my acceptance of this offer of employment from the Company, I also hereby authorize my employer, the Kraft Heinz Foods Company (the "Company"), as may be applicable to me to deduct the amount of the Obligation from my final paycheck, severance payment, or any other monetary sums due and paid to me at the time of my termination. If such final paycheck(s) is not sufficient to fully discharge the Obligation, I acknowledge that I shall remain obligated to repay the Company any remaining balance.

Response Date
Please formally accept this offer of employment by initializing each page, signing below and returning the entire document to Melissa.Werneck@kraftheinz.com.

This offer also is made contingent upon your completion of a satisfactory background check, including your criminal history as well as verification of your employment history, education and social security number and your authorization to lawfully work for the Company in the position and location offered above. You acknowledge and understand that the Company may revoke this offer, notwithstanding that you may have already accepted the offer by signing below and without liability or further obligations to you, in the event that the results of any of the foregoing components of your background check are not satisfactory or for any other reason in the Company’s sole discretion.

The above describes in part our current policies, programs, and perquisites. The Company reserves the right to amend, modify or delete such policies, programs, and perquisites at any time. In addition, this letter is not intended to be and should not be construed to be a contract or offer of employment for any specific term. By signing below you acknowledge and agree that your employment with the Company is and at all times shall be “at will,” meaning that it may be terminated by either you or the Company at any time, with or without cause or notice.

We look forward to you joining us in this new capacity at Kraft Heinz.

Best regards,

Melissa Werneck
Global Chief People Officer

/s/ Miguel Patricio	July 1, 2019
Miguel Patricio	Date

Addendum A

Dear Miguel Patricio

Long Term Incentive

You will receive a matching contribution in the form of Restricted Stock Units (RSU) of $15,000,000 (fifteen million US dollars), conditioned to you investing $20,000,000 (twenty million US dollars) to purchase shares of Company stock with a four years hold period. The investment and award dates will be based on the first RSU Plan issuance after July 1st. The exact number of RSUs granted and other details will be included in the Award agreement which you will receive at that time. The vesting schedule of this RSU plan will be 2 year cliff to vest 50%, 3 year vest at 75% and 4 year vest at 100%.

You will receive a discretionary Performance Shares Units (PSU) award of $20,000,000 (twenty million US dollars). The award date will be based on the first PSU Plan issuance after July 1st. The exact number of PSUs granted and other details will be included in the Award agreement which you will receive at that time. The PSUs are tied to key metrics and targets that will be defined no later than Dec/2019 upon the Board of Directors approval. The vesting schedule of this plan will be 2 year cliff to vest 50%, 3 year vest at 75% and 4 year vest at 100%.

You will also receive a Performance Shares Units (PSU) award based on a KHC stock price appreciation target. The number of PSUs will range from 200,000 to 600,000 PSUs. The stock appreciation metric is defined using the highest average closing price over 30 consecutive trading days during a three-year period from the grant date. The number of PSUs granted and the specific stock appreciation targets follow three specific ranges:
– 200,000 PSUs if the stock price is between 45/share and 49.99/share according the metric above;
– 400,000 shares if it falls between 50/share and 54.99/share;
– 600,000 shares if above 55/share.
The vesting schedule of this plan will be 3 years cliff from the grant date and you are required to hold the shares for more 3 years following the vesting date. The award date will be based on the first PSU Plan issuance after July 1st. Other details will be included in the Award agreement which you will receive at that time

All Incentive Plans are contingent upon the approval of the Kraft Heinz Board of Directors.

I hereby accept the offer and terms and conditions:

Signature:	/s/ Miguel Patricio	Date:	July 1, 2019